Company Contact:

Fortress International Group, Inc.

Anthony Angelini, Chief Executive Officer

Phone: (410) 423-7300

Fortress International Group Appoints Maura A. McNerney as Chief Financial Officer

COLUMBIA, Md., May 15, 2013 -- Fortress International Group, Inc. (Other OTC: FIGI) announced today that it has appointed Maura A. McNerney as Chief Financial Officer effective May 20, 2013. Ms. McNerney replaces Ken Schwarz, who is resigning as CFO effective May 17, 2013 for personal reasons. Mr. Schwarz will remain with the company in another role until August 23, 2013.

Ms. McNerney was previously Vice President, Chief Financial Officer and Treasurer of Hampshire Group, Limited (OTC: HAMP). Ms. McNerney returned to Hampshire in August 2011 after leaving to pursue other interests in July 2009. During her time away from Hampshire, she served as Vice-President, Corporate Controller of Centerplate and then Chief Financial Officer of Spartan Foods of America. During her original five year tenure at Hampshire, she served in several roles, including Vice-President of Accounting and Reporting and Chief Accounting Officer. Prior to working at Hampshire, Ms. McNerney was an audit manager with Deloitte & Touche. Ms. McNerney is a certified public accountant and chartered global management accountant. She will be located in the company’s Columbia, Maryland headquarters.

“I am excited to have Maura join our team and continue to support the improvements we have made the past year as we execute our growth plans. She will be an integral part of our management team as we continue to improve our execution and extend our market reach both vertically and geographically,” said Anthony Angelini, Chief Executive Officer of Fortress. “I would also like to thank Ken for his contributions to Fortress the past eight months and wish him all the best for the future.”

Commenting on her new position, Ms. McNerney added, “Joining Fortress at this time is very exciting. I am pleased to become a part of a strong management team who is focused on the strengthening and growth of this company.”

In connection with her appointment as CFO, Ms. McNerney received a stock option to purchase 200,000 shares of Fortress common stock. All of the independent directors of Fortress approved this grant, which was not made under any compensation plan approved by Fortress’ stockholders. The exercise price per share for these stock options is equal to the average of the high and low bid prices for Fortress’ common stock reported daily on the OTCQB marketplace during the 20 trading days following the grant date. These stock options become exercisable in installments as follows (1) 50,000 shares become exercisable on the first anniversary of the grant date, (2) 50,000 shares become exercisable on the second anniversary of the grant date, and (3) 100,000 shares become exercisable on the third anniversary of the grant date.

About Fortress International Group, Inc.

Fortress International Group, Inc. is leading mission-critical facilities into a new era of maximum uptime and efficiency. Fortress provides consulting and engineering, construction management and 24/7/365 site services for the world's most technology dependent organizations. Serving as a trusted advisor, Fortress delivers the strategic guidance and pre-planning that makes every stage of the critical facility lifecycle more efficient. For those who own, lease or manage mission-critical facilities, Fortress provides innovative end-to-end capital management, energy, IT strategy, procurement, design, construction, implementation and operations solutions that optimize performance and reduce cost.

Fortress International Group, Inc. is headquartered in Maryland, with offices throughout the U.S. For more information, visit: www.thefigi.com or call 888-321-4877.

Fortress International Group, Inc. -- setting a new standard for the optimized critical facility.

Forward Looking Statements

This press release may contain "forward-looking statements" -- that is, statements related to future -- not past -- events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as "guidance," "expects," "anticipates," "intends," "plans," "believes," "seeks," "should," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely or positively affect the Company's future results include: the Company's reliance on a significant portion of its revenues from a limited number of customers; risks relating to operating in a highly competitive industry; actual or potential conflicts of interest between the Company and members of the Company's senior management; risks relating to rapid technological, structural, and competitive changes affecting the industries the Company serves; the uncertainty as to whether the Company can replace its backlog; risks involved in properly managing complex projects; risks relating to the possible cancellation of customer contracts on short notice; risks relating to our ability to continue to implement our strategy, including having sufficient financial resources to carry out that strategy; risks relating to our ability to meet all of the terms and conditions of our debt obligations; uncertainty related to current economic conditions and the related impact on demand for our services; and other risks and uncertainties disclosed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2012. These uncertainties may cause the Company's actual future results to be materially different than those expressed in the Company's forward-looking statements. The Company does not undertake to update its forward-looking statements.